                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  __________

                                 SCHEDULE 13G
                               (Amendment No. 3)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 and 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934



                     Park Place Entertainment Corporation
--------------------------------------------------------------------------------
                               (Name of Issuer)

                    Common Stock, Par Value $.01 Per Share
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  700690 10 0
--------------------------------------------------------------------------------
                                (CUSIP Number)

-----------------------                                     ------------------
  CUSIP No. 700690 10 0             13G/A                   Page 2 of 10 Pages
-----------------------                                     ------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Highfields Capital Management LP
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          13,176,720
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          13,176,720
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      13,176,720
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      4.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      PN
------------------------------------------------------------------------------

-----------------------                                     ------------------
  CUSIP No. 700690 10 0             13G/A                   Page 3 of 10 Pages
-----------------------                                     ------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Highfields GP LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          13,176,720
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          13,176,720
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      13,176,720
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      4.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      OO
------------------------------------------------------------------------------

-----------------------                                     ------------------
  CUSIP No. 700690 10 0             13G/A                   Page 4 of 10 Pages
-----------------------                                     ------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Jonathon S. Jacobson
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          13,176,720
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          13,176,720
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      13,176,720
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      4.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      IN
------------------------------------------------------------------------------

-----------------------                                     ------------------
  CUSIP No. 700690 10 0             13G/A                   Page 5 of 10 Pages
-----------------------                                     ------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Richard L. Grubman
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          13,176,720
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          13,176,720
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      13,176,720
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      4.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      IN
------------------------------------------------------------------------------

-----------------------                                     ------------------
  CUSIP No. 700690 10 0             13G/A                   Page 6 of 10 Pages
-----------------------                                     ------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Highfields Capital Ltd.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          9,688,877
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          9,688,877
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      9,688,877
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      3.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      PN
------------------------------------------------------------------------------

-----------------------                                     --------------------
 CUSIP No. 700690 10 0                13G/A                 Page 7 of 10 Pages
-----------------------                                     --------------------

Item 1(a).  Name of Issuer:

            Park Place Entertainment Corporation
            ------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            3930 Howard Hughes Parkway, Las Vegas, Nevada 89109
            ---------------------------------------------------

Item 2(a).  Name of Person Filing:

            This statement is being filed by the following persons with respect to the shares of common stock of the Issuer directly owned by Highfields Capital I LP, Highfields Capital II LP and Highfields Capital Ltd. (collectively, the "Funds"):

            (i) Highfields Capital Management LP, a Delaware limited partnership ("Highfields Capital Management") and Investment Manager to each of the Funds,

            (ii) Highfields GP LLC, a Delaware limited liability company ("Highfields GP") and the General Partner of Highfields Capital Management,

            (iii) Jonathon S. Jacobson, a Managing Member of Highfields GP, and

            (iv)  Richard L. Grubman, a Managing Member of Highfields GP.

            This statement is also being filed by Highfields Capital Ltd., an exempted limited company organized under the laws of the Cayman Islands, with respect to the shares of common stock of the Issuer owned by Highfields Capital Ltd. (which shares of common stock are also included in the filings for Highfields Capital Management, Highfields GP, Jonathon S. Jacobson and Richard L. Grubman).

            Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman are sometimes individually referred to herein as a "Reporting Person" and collectively as the "Reporting Persons."

Item 2(b).  Address of Principal Business Office or, if None, Residence:

            Address for Highfields Capital Management, Highfields
            GP, Mr. Jacobson and Mr. Grubman:
            c/o Highfields Capital Management LP, 200 Clarendon Street, Boston, Massachusetts 02117
            ------------------------------------------------------------------

-----------------------                                     --------------------
 CUSIP No. 700690 10 0                13G/A                 Page 8 of 10 Pages
-----------------------                                     --------------------

            Address for Highfields Capital Ltd.
            c/o Goldman Sachs (Cayman) Trust, Limited
            Harbour Centre, North Church Street
            P.O. Box 896
            George Town, Grand Cayman
            Cayman Islands
            --------------------------------------------------

Item 2(c).  Citizenship:

            Highfields Capital Management - Delaware
            Highfields GP - Delaware
            Richard L. Grubman - United States
            Jonathon S. Jacobson - United States
            Highfields Capital Ltd - Cayman Islands
            --------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock, par value $.01 per share
            --------------------------------------

Item 2(e).  CUSIP Number:

            700690 10 0
            --------------------------------------

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a)  [_]  Broker or dealer registered under Section 15 of the
                      Exchange Act.

            (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

            (c)  [_]  Insurance company as defined in Section 3(a)(19) of the
                      Exchange Act.

            (d)  [_]  Investment company registered under Section 8 of the
                      Investment Company Act.

            (e)  [_]  An investment adviser in accordance with Rule 13d-
                      1(b)(1)(ii)(E);

            (f)  [_]  An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

            (g)  [_]  A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

            (h)  [_]  A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act;

-----------------------                                     --------------------
 CUSIP No. 700690 10 0                13G/A                 Page 9 of 10 Pages
-----------------------                                     --------------------

            (i)  [_]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

            (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

            If this statement is filed pursuant to Rule 13d-1(c), check this box. [x]

Item 4. Provide the following information regarding the aggregate number and percentage of the shares of securities of the Issuer identified in
            Item 1.

            For Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman:

            (a) Amount beneficially owned:

                13,176,720
                ----------

            (b) Percent of class:

                4.4%
                ----

            (c) Number of shares as to which such person has:

                (i)   Sole power to vote or to direct the vote 13,176,720
                                                               ----------
                (ii)  Shared power to vote or to direct the vote --0--

                (iii) Sole power to dispose or direct the disposition of
                      13,176,720
                      ----------
                (iv) Shared power to dispose or direct the disposition of --0--

            For Highfields Capital Ltd:

            (a) Amount beneficially owned:

                9,688,877
                -----------

            (b) Percent of class:

                3.3%
                --------

            (c)  Number of shares as to which such person has:

                 (i)   Sole power to vote or to direct the vote  9,688,877
                                                                -----------

                 (ii)  Shared power to vote or to direct the vote --0--
                                                               -------

                 (iii) Sole power to dispose or to direct the disposition of
                        9,688,877
                       -----------

                 (iv) Shared power to dispose or to direct the disposition of --0--
                       -------

Item 5.     Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities check the following.[x]

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

            Not applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not applicable.

Item 9.     Notice of Dissolution of Group.

            Not applicable.

Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-----------------------                                     --------------------
 CUSIP No. 700690 10 0                13G/A                 Page 10 of 10 Pages
-----------------------                                     --------------------



                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              February 14, 2001
                              --------------------------------------------------
                              Date

                              HIGHFIELDS CAPITAL MANAGEMENT LP

                              By: Highfields GP LLC, its General Partner

                              /s/ KENNETH H. COLBURN
                              --------------------------------------------------
                                                Signature

                              Kenneth H. Colburn, Authorized Signatory
                              --------------------------------------------------
                                                Name/Title


                              HIGHFIELDS GP LLC

                              /s/ KENNETH H. COLBURN
                              --------------------------------------------------
                                                 Signature

                              Kenneth H. Colburn, Authorized Signatory
                              --------------------------------------------------
                                                 Name/Title


                              JONATHON S. JACOBSON

                              /s/ KENNETH H. COLBURN
                              --------------------------------------------------
                                                Signature

                              Kenneth H. Colburn, Attorney-in-Fact
                              --------------------------------------------------
                                                Name/Title


                              RICHARD L. GRUBMAN

                              /s/ KENNETH H. COLBURN
                              --------------------------------------------------
                                                Signature

                              Kenneth H. Colburn, Attorney-in-Fact
                              --------------------------------------------------
                                                Name/Title



                              HIGHFIELDS CAPITAL LTD.

                              By: Highfields Capital Management LP,
                                  its Investment Manager and Attorney-in-Fact

                              By: Highfields GP, LLC, its General Partner

                              /s/ KENNETH H. COLBURN
                              ----------------------------------------------
                                                Signature

                              Kenneth H. Colburn, Authorized Signatory
                              ----------------------------------------------
                                                Name/Title